Exhibit 10.3
AMENDMENT TO
LEASE
     This Amendment (this “Amendment”) to Lease is entered into effective as of the 2nd day of August, 2005 by and between SUMO HOLDINGS MARYLAND, LLC, a California limited liability company (hereinafter referred to as “Landlord”) and LEET-MELBROOK, INC. (hereinafter referred to as “Tenant”).
RECITALS
     A. On December 7, 1995, Richard L. Dietrick and Garnetta J. Dietrick (collectively referred to as “the Dietricks”) and Tenant entered into a Lease Agreement (“Lease”) for the premises commonly known as 18810 Woodfield Road, Gaithersburg, Maryland (the “Demised Premises”). A copy of the Lease is attached hereto as Exhibit A.
     B. On November 8, 2001 the Dietricks assigned all of their right, title and interest in and to the Lease to Landlord (the “Assignment”). A copy of the Assignment is attached hereto as Exhibit B.
     C. The parties now desire to amend the Lease on the terms and conditions set forth in this Amendment.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Lease upon the terms and subject to the conditions set forth in this Amendment:
     1. Capitalized Terms. Capitalized terms not defined in this Amendment shall have the meanings set forth in the Lease.
     2. Section 2(b) of the Lease is hereby amended to read in full as follows:
     “(b) Provided the Tenant is not then in Default, Tenant shall have the right, exercisable not less than six (6) months prior to the Termination Date, to extend this Lease for an additional period of five (5) years (“First Option Period”), upon the same terms and conditions as set forth herein for the initial term (other than this option to extend). Provided that Tenant is not then in Default, Tenant shall have the right, exercisable not less than six (6) months prior to the expiration of the extended term, to extend this Lease for two (2) additional periods of five (5) years each (each such five (5) year period shall be referred to as a “Subsequent Option Period”), upon the same terms and conditions as set forth in this Lease, other than the amount of rent which shall be determined as provided in Section 3(f) of this Lease.”

     3. Section 3(b) of the Lease is hereby amended to read in full as follows:
     “(b) Commencing with the second lease year and for each subsequent lease year during the original term and during the First Option Period, basic annual rent shall be increased annually by an amount equal to two percent (2%) of the basic annual rent payable during the preceding lease year.”
     4. Section 3 “Rent and Other Charges” is hereby amended by adding the following subparagraph (f):
     “(f) The basic annual rent payable by Tenant during each of the Subsequent Option Periods shall equal the fair market rental rate for the Demised Premises as of the first day of each such five (5) year Subsequent Option Period; however, in no event shall such basic annual rent be less than the basic annual rent payable for the month immediately preceding the rent adjustment. At least ninety (90) days prior to the date of the commencement of the term of the applicable Subsequent Option Period, Landlord will notify Tenant in writing of its determination of the fair market rental rate for the Demised Premises. If Tenant does not provide Landlord with written objection of Landlord’s value within ten (10) days of Landlord’s notification, Tenant shall be deemed to have accepted Landlord’s value. If Tenant notifies Landlord in writing that Tenant does not accept Landlord’s value, then each party hereto shall within twenty (20) days of Landlord’s notification appoint one representative who shall be an MAI real estate appraiser experienced in the appraisal of commercial space in Gaithersburg, Maryland to act as appraiser. The two appraisers so appointed shall determine the fair market rental rate for the Demised Premises in writing within thirty (30) days of Landlord’s notification.
     In the event the two appraisers cannot agree on the fair market rental rate for the Demised Premises, they shall appoint a third appraiser who shall be similarly qualified. In the event the first two appraisers cannot agree on a third appraiser, either Landlord or Tenant may apply to the presiding judge of the Circuit Court in the County of Montgomery for the appointment of such third appraiser. The third appraiser shall independently determine the fair market rental rate for the Demised Premises and shall within ten (10) days of his or her appointment select the fair market rental rate of one of the first two appraisers which most closely approximates his own. The third appraiser shall have no right to adopt a compromise or middle ground or any modification of either fair market rental rate proposed by the first two appraisers. The fair market rental rate chosen by the third appraiser as most closely approximating his or her determination shall constitute the final fair market rental rate for the Demised Premises.

     Each party shall pay the charges of the appraiser appointed by it and any expenses incurred by such appraiser. The charges and expenses of the third appraiser shall be paid by the parties hereto in equal shares. In the event Landlord or Tenant fails to appoint an appraiser within the time specified or such appraiser fails to present a fair market rental rate for the Demised Premises within the time specified, the determination of the other party’s appraiser shall be final. In the event the third or any subsequent appraiser fails to choose a fair market rental rate for the Demised Premises of one of the first two appraisers within the time specified, then the first two appraisers shall select a subsequent third appraiser and a new ten (10) day period shall begin.
     The basic annual rent payable by Tenant for each Subsequent Option Period shall be determined in accordance with the procedures and provisions of this section 3(f).”
     5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.
     6. Other Terms and Conditions. All other terms and conditions of the Lease will continue in full force and effect except as expressly modified in this Amendment. The terms and conditions of the Lease are incorporated by reference and the terms and conditions of this Amendment are incorporated into the Lease.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of August 2, 2005.

LANDLORD:

SUMO HOLDINGS MARYLAND, LLC, a
California limited liability company

By:	/s/ Sathiyamurthy Chandramohan

SATHIYAMURTHY CHANDRAMOHAN
Its:	Manager

TENANT

LEET-MELBROOK, INC.

By:	/s/ Mark W. Legg

MARK W. LEGG
Its:	CFO

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